EXHIBIT 23.1

                CONSENT OF INDEPENDENT REGISTERED
                     PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of Florida Rock Industries, Inc. of (i) our report dated December 1, 2004, appearing in and incorporated by reference in the Annual Report on Form 10-K of Florida Rock Industries, Inc., for the year ended September 30, 2004, (ii) our report dated October 18, 2004 relating to the financial statements and supplemental schedule of the Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings Plan, which appears in the Form 11-K for the year ended December 31, 2003, and (iii) our report dated October 18, 2004 relating to the financial statements and supplemental schedule of The Arundel Corporation Profit Sharing and Savings Plan, which appears in the Form 11-K for the year ended December 31, 2003.


/s/ DELOITTE & TOUCHE LLP

Jacksonville, Florida
August 3, 2005


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